Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2024, relating to the financial statements of Revelyst, Inc., appearing in the Annual Report on Form 10-K of Revelyst, Inc. for the year ended March 31, 2024.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
November 29, 2024